May 29, 2020

ZOOM TELEPHONICS, INC. CONFLICT MINERAL STATEMENT

Zoom Telephonics hereby certifies that we have surveyed our supply chain regarding source and procurement of gold, tantalum, tungsten, tin, columbite-tantalite, cassiterite, wolframite, and cobalt and, based on current information provided by our suppliers. Zoom confirms that none of the aforementioned minerals utilized by our supply chain and contained in our products is derived from or sourced from mines in the conflict areas of the DRC; and that therefore our products are "DRC Conflict-Free".

John Lauten
Senior VP of Operations
Zoom Telephonics, Inc.